EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 17, 2007 relating to the financial statements of NewMarket Technology, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Pollard-Kelley Auditing Services, Inc.
Pollard-Kelley Auditing Services, Inc.
Independence, Ohio

February 5, 2008